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                                                                   EXHIBIT 10(m)




                                 TIDEWATER INC


                             Annual Incentive Plan

                               Summary Provisions










                                 April 1, 1996
                                    Revised
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                               TABLE OF CONTENTS



I.               Plan Objectives

II.              Basic Plan Concept

III.             Eligibility Criteria

IV.              Award Opportunities

V.               Performance Measures and Standards

VI.              Award Calculations

VII.             Award Payments

VIII.            Transfers

IX.              Retirements and Terminations

X.               Plan Amendments





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                               SUMMARY PROVISIONS
                                     OF THE
                                 TIDEWATER INC.
                          ANNUAL INCENTIVE PLAN (AIP)



I.       PLAN OBJECTIVE

         The primary objective of the Tidewater Annual Incentive Plan (AIP) is to assist in achieving specific business and financial goals conducive to the organization's success which the company believes can best be accomplished be providing cash incentives to key Tidewater employees.

         The AIP helps prioritize and focus efforts on the accomplishment of financial goals and other corporate objectives established each year through the annual planning and budgeting process. This is achieved by linking a significant annual element of variable annual compensation to the accomplishment of selected goals. At target performance levels, the AIP provides incentive compensation opportunities which, in combination with base salary, will yield competitive total compensation levels.

II.      BASIC PLAN CONCEPT

         The plan concept focuses primarily on the performance of Tidewater overall. The AIP is comprised of three divisions which will enabled the company to better measure performance results of eligible participants by specific lines of business. The three divisions are as follows:

         o       Administrative
         o       Marine
         o       Compression

         Overall corporate performance is considered each year along with certain divisional and individual performance measures specific to each division's operations and functions. Regardless of corporate performance, however, the Compensation Committee of the Board may at its discretion establish a funding pool of up to 50% of the target awards for all participants in order to make awards for outstanding individual contributions even if the company does not achieve threshold performance on plan performance measures within a year.

III.     ELIGIBILITY CRITERIA

         Eligibility for participation in the AIP will be limited to officers and certain key employees that directly impact the company's financial performance. The specific positions eligible to participate in the plan will be reviewed and determined annually by Tidewater's Chief Executive Officer and the Compensation Committee of the Board of Directors.





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IV.      AWARD OPPORTUNITIES

         Prior to the beginning of each fiscal year, Tidewater will specify target incentive awards for each eligible position. Prior to the beginning of each fiscal year, Tidewater will determine the total pool target, threshold and maximum incentive award amounts. These amounts are determined from each eligible participant's base salary times the target percent associated with the participant's position within the company. The actual target percent is determined based upon the employee's relevant position within the company and the measurable amount of direct influence on the company's financial performance.
         For fiscal 1997, the Company has established a base target percent and an enhanced target percent that is intended to recognize the risk/reward component of the company's overall compensation program. Base target and enhanced target percents by position are as follows:

         A.      Administrative                             BASE %      ENHANCED %
                                                            ------      ----------

                 Chairman, President, & CEO                 60%              75%
                 Executive Vice President                   45%              60%
                 Senior Vice President                      40%              50%
                 Vice President                             35%              45%

         B.      Marine

                 Vice President - Tidewater Inc.            35%              45%
                 Controller - Marine                        30%              35%
                 Safety Manager - Marine                    30%              40%
                 Area Manager/Sales Manager (A)             30%              35%
                 Area Manager/Sales Manager (B)             25%              30%
                 Area Manager/Sales Manager (C)             20%              25%

         C.      Compression

                 Vice President - Tidewater Inc.            35%              45%
                 General Manager - TideAir                  30%              35%
                 Director Operations - Compression          25%              30%
                 Controller - Compression                   25%              30%
                 Dir. Tech. Services - Compression          25%              30%
                 V.P. Operations - TideAir                  20%              25%

V.       PERFORMANCE MEASURES AND STANDARDS

         Prior to the start of each fiscal year, specific corporate and divisional measures and standards will be established. In addition, the appropriate weighing to each measurement will also be established.



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         A.      Except as provided in Section II of this AIP, before any
                 individual incentive amount can be awarded, the company must first achieve minimum (threshold) performance in at least one of two company performance measures. For fiscal year 1997, company performance measures are:

                 1. Adjusted Net Income vs. Budget - Under this test, net income as compared with budgeted net income, adjusted for selected charges/credits of an unusual nature which would not be subject to normal budgeting procedures, is used. The net income test is a measurement test comparing actual results against budgeted results for the year. For Fiscal 1997, unless the Company's adjusted net income reaches at least 115% of budget, the participant's base target percentage will be used to determine the total pool amount (see Exhibit 2). In the event the Company's adjusted net income reaches or exceeds 115% of budget, an enhanced target percent is triggered (see
                          Exhibit 2-A). The enhanced target percent, when triggered, increases the participant's eligible award from the base target percent and applies to all performance measurements. When determining net income against budget, pro-rating is not permitted between 100% and 115% of budget.

                          In order to have the incentive pay program not inhibit good management/business decisions, certain adjustments to net income should be made in determining if the net income test has been met.
                          Such adjustments should be objectively determinable to avoid the appearance of impropriety. Accordingly, the following items as reported in the corporation's consolidated statement of earnings should be added to or subtracted from net income as reported in order to determine net income for purposes of the incentive pay plan:

                                  Cumulative effect of accounting changes;
                                  Extraordinary items;
                                  Discontinued operations; and
                                  Unusual or infrequently occurring items (less the amount of related income taxes), as that term is used in Accounting Principles Board Opinion No. 30.

                          NOTE: For purposes of calculating achievement of this performance measure, budgeted net income shall be divided by the average number of common shares outstanding for the year as contemplated by the budget. Likewise, the amount of Adjusted Net Income shall be divided by the average number of common shares outstanding during the year. For purposes of making both of these Earnings Per Share calculations, common stock equivalents shall not be considered in determining the average number of common shares outstanding.


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                 2.       Return of Total Capital (ROTC) - Under this
                          performance measurement, the company must attain at least the 40th percentile when compared to the Value Line Peer Group (see Exhibit 1) on Return of Total Capital (ROTC). ROTC would be defined as:

                            Earnings Before Interest Expense, Taxes
                            Depreciation and Amortization (EBITDA)
                            ----------------------------------------------------
                            Average Shareholders Equity + Average Long-Term Debt (including current maturities of Long-Term Debt)

                          NOTE: Average shareholders' equity and average long-term debt shall be determined by summing the respective totals as of the end of each interim quarterly reporting period during the fiscal year as shown on the company's consolidated balance sheet and dividing such sums by the number of interim reporting periods.

                          The standard for the ROTC performance measure will be established by considering Tidewater's performance against the Value Line Peer Group of companies (see
                          Exhibit 2 - Awards Matrix). When determining peer group performance ranking, pro-rating is not permitted below the 50th percentile.

         B. Each participant, within each division, will have specific standards established for the accomplishment of certain company and individual performance measures. These criteria will be established annually, prior to the beginning of each fiscal year, and will be used to determine the amount of the incentive award that each participant will be eligible to receive. For Fiscal Year 1997, the performance measures are as follows:

                 1.       Administrative

                          a. Return on Total Capital - As defined above, this measurement will carry a weight of 25% of the individual's total award.

                          b. Adjusted Net Income - As defined above, this measurement will carry a weight of 25% of the individual's total award.

                          c. Individual Performance - This measurement is determined on a subjective basis and will carry a weight of 25% of the individual's total award.

                          d. Safety Performance - This measurement is determined by achievement of the company's overall established safety performance goals for the fiscal year. The safety performance measurement will carry a weight of 25% of the individual's total award.


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                 2.       Marine

                          a. Safety Measurement - This measurement will be considered in three parts.

                                  1.       First, each area will be given a
                                           specific goal to achieve during the
                                           fiscal year with respect to safety
                                           performance as it relates to Lost
                                           Time Accidents. Each area will be
                                           graded on how well it performs
                                           toward achieving the assigned goals.
                                           Attached as Exhibit 3, is the Safety
                                           Lost Time Accident goals for Fiscal
                                           1997.

                                  2.       The second component of this
                                           measurement is related to property
                                           damage.  For fiscal 1997, property
                                           damage performance will be measured
                                           by applying a subjective review of
                                           overall property damage results for
                                           the fiscal year.  Only property
                                           damage above the $20,000 per
                                           occurrence deductible will be
                                           included for measurement purposes.
                                           Property damage claims will be
                                           adjusted to include only Hull
                                           (excluding machinery), Marine
                                           Liability and Pollution claims.  In
                                           other words, preventable property
                                           damage claims.  Exhibit 4, provides
                                           claim details by area for fiscal
                                           1995 and fiscal 1996.  This type of
                                           information will form the basic
                                           parameters that will be reviewed and
                                           considered for fiscal 1997 results.

                                  NOTE: Within this weighing (1 & 2 above), personnel safety will comprise 80% and property damage 20%.

                                  3. Third, each area is evaluated on its own overall safety performance, taking into consideration such things as number of deaths and/or disabilities within an area, incident ratios, nature of accidents, preventable accidents, etc.

                                  Notwithstanding the above, no allocation under this measurement is provided unless the company achieves its overall established safety performance goals for the fiscal year. The safety measurement will carry a weight of 33.33% of the individual's total award.

                                  (NOTE: HOW WELL EACH AREA DEMONSTRATES ITS
                                  COMMITMENT TO TIDEWATER'S SAFETY PROGRAM
                                  OVERALL WILL BE PART OF THE INDIVIDUAL
                                  PERFORMANCE MEASUREMENT.)

                          b. Margins Test - Under the margins test, operating margins, as defined, as compared with a budgeted margins goal, will be used to determine a component of the incentive pay pool. The margins


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                                  test will be an area specific test and carry
                                  a Weight of 33.33% of the individual's total award. Operating margins for this purpose will be defined as follows:

                                        Divisional Revenues from all operating
                                        activities as reported in the
                                        corporation's consolidated income
                                        statement.

                                  Minus       Divisional Operating Costs and
                                              Expenses, excluding depreciation
                                              and amortization expense, as
                                              reported in the corporation's
                                              consolidated income statement

                                  Minus       Divisional General and
                                              Administrative Expenses as
                                              reported in the corporation's
                                              consolidated income statement.

                                  Minus       Capitalized Repair and Maintenance
                                              Costs.

                                  Minus       Minority interests in less than
                                              100% owned consolidated
                                              subsidiaries of the division.

                                  Equals      Operating Margins, as defined.
                                  ======      ==============================

                          c.      Individual Performance - Individual
                                  performance is determined annually and is based upon a subjective evaluation by the participant's manager(s) and encompasses the overall performance of the individual for the fiscal year. Individual performance will also include an evaluation of each area's commitment to Tidewater's safety program overall. This measurement will carry a weight of 33.34% of the individual's total award.

                                  Included as part of the individual
                                  performance measure may be an area specific test. This test may be optional by area and would consist of zero to two specific criteria relevant to a given area. Each specific area will be advised of any specific test for that fiscal year. Some examples would be the percent improvement in receivables over a period of time, delinquent receivables collected, revenue enhancement achieved over a period of time, utilization, or other such criteria as deemed appropriate. When an area specific test is utilized, the particular measurement will be weighted as part of the individual performance weight.


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                 3.       Compression

                          a. Margin Test - With respect to the margins test measurement for the Compression Division, the Division's two segments, Tidewater Compression and TideAir & Gas, will be reviewed independently of one another. Therefore, it is possible for one segment's participants to receive awards for meeting this criterion and not the other if one segment does not reach its performance criteria. However, the overall corporate performance measures must be positive before consideration of any incentive awards. Under the margins test, segment operating margins, as defined, as compared with a budgeted margins goal, will be used to determine a component of the incentive pay pool. The margins test will carry a weight of 60% of the individual's total award. Segment operating margins for this purpose will be defined as follows:

                                  Segment Revenues from all operating
                                  activities as reported in the corporation's consolidated income statement.

                                  Minus       Segment Operating Costs and
                                              Expense, excluding depreciation
                                              and amortization expense, as
                                              reported in the corporation's
                                              consolidated income statement

                                  Minus       Segment General and
                                              Administrative Expenses as
                                              reported in the corporation's
                                              consolidated income statement.

                                  Minus       Capitalized Repair and
                                              Maintenance Costs.

                                  Minus       Minority interest in less than
                                              100% owned consolidated
                                              subsidiaries of the division.

                                  Equals      Segment Operating Margins,
                                              as defined.

                          b.      Individual Performance - Individual
                                  performance is determined annually and is based upon a subjective evaluation by the participant's manager(s) and encompasses the overall performance of the individual for the fiscal year. This measurement will carry a weight of 40% of the individual's total award.

                                  Included as part of the individual
                                  performance measure may be an area specific test. This test may be optional by area and would consist of zero to two specific criteria relevant to a given area. Some examples would be the percent improvement in receivables over a period of time, delinquent receivables collected, revenue enhancement achieved over a period of time,


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                                  utilization, or other such criteria as deemed
                                  appropriate. When an area specific test is utilized, the particular measurement will be weighted as part of the individual performance weight.

VI.      AWARD CALCULATIONS

         A.      Development of Incentive Funding Pool

                 The actual amount of the incentive pool to be awarded depends on the attainment of specified corporate performance measures as set forth in Section V-A. Each corporate measurement will operate independently of one another in creating the funding pool for annual incentive awards. Thus the company could achieve above threshold on one performance measure and below threshold on another performance measure and still have funds available in the annual incentive pool.

                 Exhibit 2, attached, provides a matrix example of how the size of the incentive funding pool would be calculated at different levels of corporate performance. The Matrix also shows:

                 o The percentage of aggregate target annual incentives paid for all plan participants; and

                 o The total amount of money allocated to the incentive funding pool for fiscal 1997.

         B.      Individual Awards

                 The incentive funding pool is allocated to individual plan participants by the performance measures set forth in Section V-B.

                 Each division will also be looked at independently of one another; therefore, it is possible for the Marine Division to receive individual awards for meeting performance criteria and not the Compression Division if it does not reach its performance criteria. However, the overall corporate performance measures must be positive before consideration of any incentive awards.

                 The size of each divisional incentive pool is based upon the number of eligible participants in each division. For example, if the company meets target goals, each participant's annual base salary is multiplied by the participants target percent amount. All target amounts are then added together to produce the total pool for that division. Each divisional pool would be adjusted based upon the actual results of the overall corporate measurements.



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VII.     AWARD PAYMENTS

         It is anticipated that awards will be payable in cash; however, the company reserves the right to make payment in the form of company stock at the company's option. Awards will be paid as soon as administratively possible after the close of the fiscal year.

VIII.    TRANSFERS

         In the event that a participant transfers from one position to another during the course of the year, his/her award for the year will be calculated on a pro-rata basis according to the proportion of time spent in each position during the year.

IX.      RETIREMENTS AND TERMINATIONS

         To receive an award under the AIP, the participant must be actively employed on the last day of the performance cycle. At the discretion of the Chief Executive Officer and with the approval of the Compensation Committee of the Board of Directors, a participant who separates from service prior to the end of the performance cycle may be granted an award. The amount of the award, if any, will be based in part upon the length of time employed during the performance cycle.

X.       PLAN ADMINISTRATION, MODIFICATION, AND ADJUSTMENT

         The AIP will be administered by Tidewater's Chief Executive Officer, who may delegate certain elements of program administration to the Chief Financial Officer and the Director of Employee Relations. Actual performance goals, standards, and award determinations will be approved by the Compensation Committee of the Board of Directors.



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